Registration No. 333-_____

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OCULUS INNOVATIVE SCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0423298
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1129 N. McDowell Blvd., Petaluma, CA	94954
(Address of principal executive offices)	(Zip Code)

Oculus Innovative Sciences, Inc. Amended and Restated 2006 Stock Incentive Plan

Oculus Innovative Sciences, Inc. 2011 Stock Incentive Plan

(Full title of the plans)

Jim Schutz

Chief Executive Officer

Oculus Innovative Sciences, Inc.

1129 N. McDowell Blvd.

Petaluma, CA 94954

(707) 283-0550

(Name, address and telephone

number of agent for service)

Copy to:

Amy M. Trombly, Esq.

Trombly Business Law, PC

1434 Spruce Street, Suite 100

Boulder, CO 80302

(617) 243-0060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share, issued under the Oculus Innovative Sciences, Inc. Amended and Restated 2006 Stock Incentive Plan	250,000 (3)	$1.56	$390,000	$45.32
Common Stock, par value $0.0001 per share, issued under the Oculus Innovative Sciences, Inc. 2011 Stock Incentive Plan	2,256,762 (4)	$1.56	$3,520,549	$409.09
Total Registration	2,506,762		$3,910,549	$454.41

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, recapitalization or any other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Oculus Innovative Sciences, Inc. Amended and Restated 2006 Stock Incentive Plan and the Oculus Innovative Sciences, Inc. 2011 Stock Incentive Plan described herein.
(2)	Estimated solely for calculation of the registration fee pursuant to Rules 457(c) and (h)(1) under the Securities Act, based on the average of the high and low prices for the Registrant’s Common Stock on June 22, 2015, as reported on the NASDAQ Capital Market.
(3)	Represents shares of common stock that were added to the shares authorized for issuance under the Registrant’s Amended and Restated 2006 Stock Incentive Plan pursuant to an “evergreen” provision in the Plan. Under this provision, the number of shares authorized for issuance increased on April 1, 2015.
(4)	Represents shares of common stock that were added to the shares authorized for issuance under the Registrant’s 2011 Stock Incentive Plan pursuant to an “evergreen” provision in the Plan. Under this provision, the number of shares authorized for issuance increased on April 1, 2015.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.	PLAN INFORMATION.

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this registration statement on Form S-8.

The documents containing the information specified in Part I, Items 1 and 2, will be delivered to each of the employee participants in accordance with Form S-8 and Rule 428(b)(1) promulgated under the Securities Act of 1933.

ITEM 2.	REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Registrant will provide, without charge, to each person to whom a copy of a Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference. The Registrant will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b). Requests for such information should be directed to: Investor Relations, Oculus Innovative Sciences, Inc., 1129 N. McDowell Blvd., Petaluma, California 94954, telephone (707) 283-0550.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2015, filed June 16, 2015 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	The Registrant’s Current Report on Form 8-K filed June 11, 2015;

(c)	The Registrant’s Proxy Statements on Schedule 14A filed July 29, 2014, and November 7, 2014;

(d)	The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A filed December 15, 2006, pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

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ITEM 4.	DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5.	INTERESTS OF NAMED EXPERTS AND COUNSEL.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the Registrant, or was a promoter, underwriter, voting trustee, director, officer or employee of the Registrant. No expert or counsel has any contingent-based agreement with the Registrant or any other interest in or connection to the Registrant.

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the registrant or having served at the request of the corporation, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions; or (4) for any transaction from which the director derived an improper personal benefit.

Article VIII of the Registrant’s Restated Certificate of Incorporation, as amended (included as Exhibit 3.1(i) to the Registrant’s Annual Report on Form 10-K for the year ended March 31, 2007, filed June 20, 2007) and Article 6 of the Registrant’s Amended and Restated Bylaws, as amended (included as Exhibit 3.3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed November 4, 2010) provide for indemnification of the Registrant’s directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law.

The Registrant has also entered into respective indemnification agreements (the form of which is included as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-1 (File No. 333-135584), as amended, declared effective on January 24, 2007) with its officers and directors that will require the Registrant to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

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ITEM 7.	EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.	EXHIBITS.

Exhibit No.	Description
5.1	Opinion of Trombly Business Law, PC (filed herewith).
10.1	Oculus Innovative Sciences, Inc. Amended and Restated 2006 Stock Incentive Plan (included as Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed May 2, 2007, and incorporated herein by reference).
10.2	Oculus Innovative Sciences, Inc. 2011 Stock Incentive Plan (included in the Registrant’s Definitive Proxy Statement on Schedule 14A filed July 29, 2011, and incorporated herein by reference).
23.1	Consent of Marcum LLP (filed herewith).
23.2	Consent of Trombly Business Law, PC (included in Exhibit 5.1 filed herewith).

ITEM 9.	UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are made, a post-effective amendment to this registration statement:

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)(3)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Petaluma, State of California, on the 23rd day of June, 2015.

OCULUS INNOVATIVE SCIENCES, INC.

By:	/s/ Jim Schutz
Jim Schutz Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jim Schutz	Chief Executive Officer and Director	June 23, 2015
Jim Schutz	(Principal Executive Officer)

/s/ Robert E. Miller	Chief Financial Officer (Principal Financial Officer	June 23, 2015
Robert E. Miller	and Principal Accounting Officer)

/s/ Sharon Barbari	Director	June 23, 2015
Sharon Barbari

/s/ Jay Edward Birnbaum	Director	June 23, 2015
Jay Edward Birnbaum

/s/ Russell Harrison	Director	June 23, 2015
Russell Harrison

/s/ Jerry McLaughlin	Director	June 23, 2015

Jerry McLaughlin

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